Exhibit 99.1 - Earnings Release – Second fiscal quarter ended March 27, 2011.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports Q2 results

DAVENPORT, Iowa (May 2, 2011) — Lee Enterprises, Incorporated (NYSE: LEE) reported today that for its second fiscal quarter ended March 27, 2011, digital advertising sales increased 26.3 percent compared with a year ago, while total revenue declined 3.8 percent, within the range forecast. Cash costs decreased 2.1 percent, and operating cash flow(1) decreased 11.6 percent.

Earnings per diluted common share declined from 7 cents a year ago to a loss of 3 cents. Excluding non-cash curtailment gains and other unusual matters in both years, adjusted earnings per diluted common share(2) declined from 1 cent a year ago to a loss of 5 cents.

Mary Junck, chairman and chief executive officer, said: "While the upward progress in the overall business climate cooled noticeably this past quarter, we expect year over year revenue comparisons to improve again as economic conditions in our markets also improve. We believe results for the March quarter were adversely impacted by the timing of the Easter holiday, as we have historically experienced an increase in advertising revenue in the weeks preceding that holiday."

SECOND QUARTER OPERATING RESULTS

Operating revenue for the quarter totaled $178.7 million, a decline of 3.8 percent compared with a year ago. Same property revenue, which was impacted by the sale of a small book publishing business in the quarter, declined 3.6 percent. Combined print and digital advertising revenue decreased 5.0 percent to $124.1 million, with retail advertising down 5.3 percent, national down 14.9 percent and classified down 3.1 percent. Combined print and digital classified employment revenue increased 8.4 percent. Automotive increased 3.2 percent, real estate decreased 23.4 percent and other classified decreased 3.4 percent. Digital advertising revenue on a stand-alone basis increased 26.3 percent to $14.3 million, representing 11.5 percent of total advertising revenue. Digital retail advertising revenue increased 43.8 percent and digital classified advertising decreased 0.7 percent.

Lee's digital sites attracted 25.0 million unique visitors in the month of March 2011, an increase of 54.1 percent from a year ago. Mobile page views in March increased 253 percent to 16.0 million. Circulation revenue decreased 0.4 percent.

Operating expenses, excluding depreciation and amortization, decreased 2.1 percent. Compensation declined 3.5 percent, with the average number of full-time equivalent employees down 3.8 percent. Newsprint and ink expense increased 13.7 percent, a result of higher prices partially offset by a reduction in newsprint volume of 4.1 percent. Other operating expenses decreased 3.9 percent. Despite the increased cost of newsprint, operating expenses, excluding depreciation, amortization and unusual matters, are expected to decrease approximately 2 percent in 2011, which is improved from previous forecasts.

Operating cash flow decreased 11.6 percent from a year ago to $29.4 million. Operating cash flow margin(1) decreased to 16.5 percent from 17.9 percent a year ago. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income totaled $14.1 million, compared with $26.7 million a year ago, due primarily to a smaller curtailment gain in the current year quarter. Operating income margin was 7.9 percent in the current year quarter. Non-operating expenses, primarily interest expense and debt financing costs, declined $2.2 million, due to lower debt balances. Loss attributable to Lee Enterprises, Incorporated for the quarter totaled $1.5 million, compared with income of $3.0 million a year ago.

CURTAILMENT GAIN

A $2.0 million pretax non-cash curtailment gain resulted from changes during the quarter to postretirement medical plans for certain retirees. In addition, the plan changes reduced benefit liabilities by $3.0 million.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

Unusual matters affecting year-over-year comparisons consist primarily of curtailment gains in both years. The following table summarizes the impact from unusual matters on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

	13 Weeks Ended
	March 27		March 28
	2011		2010
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income (loss) attributable to Lee Enterprises, Incorporated, as reported	(1,472)	(0.03)	2,991	0.07
Adjustments(3):
Curtailment gains	(1,991)		(13,882)
Impairment of goodwill and other assets, including TNI Partners	—		3,290
Other, net	477		306
	(1,514)		(10,286)
Income tax effect of adjustments, net, and other unusual tax matters	845		7,925
	(669)	(0.01)	(2,361)	(0.05)
Income (loss) attributable to Lee Enterprises, Incorporated, as adjusted(3)	(2,141)	(0.05)	630	0.01

YEAR TO DATE OPERATING RESULTS

Operating revenue for the six months totaled $386.4 million, a decline of 2.3 percent compared with a year ago. Same property revenue decreased 2.2 percent. Combined print and digital advertising revenue decreased 3.2 percent to $275.8 million, with retail advertising down 3.1 percent, national down 9.9 percent and classified down 2.3 percent. Combined print and digital classified employment revenue increased 9.5 percent. Automotive increased 3.8 percent, real estate decreased 21.9 percent and other classified decreased 2.4 percent. Digital advertising revenue on a stand-alone basis increased 31.9 percent to $29.0 million, representing 10.5 percent of total advertising revenue. Digital retail advertising revenue increased 46.4 percent and digital classified advertising increased 3.1 percent. Circulation revenue increased 0.2 percent.

Operating expenses, excluding depreciation and amortization, decreased 2.0 percent. Compensation declined 4.3 percent, with the average number of full-time equivalent employees down 3.5 percent. Newsprint and ink expense increased 18.5 percent, a result of higher prices partially offset by a reduction in newsprint volume of 3.4 percent. Other operating expenses decreased 3.4 percent.

Operating cash flow decreased 3.4 percent from a year ago to $83.5 million. Operating cash flow margin(1) decreased to 21.6 percent from 21.9 percent a year ago. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income totaled $63.3 million, compared with $94.5 million a year ago, due to a smaller curtailment gain in the current year. Operating income margin was 16.4 percent in the current year. Non-operating expenses, primarily interest expense and debt financing costs, declined $8.2 million, due to lower debt balances. Income attributable to Lee Enterprises, Incorporated totaled $17.5 million, compared with $30.9 million a year ago.

ADJUSTED EARNINGS AND EPS FOR YEAR TO DATE

Unusual matters affecting year-over-year comparisons consist primarily of curtailment gains in both years. The following table summarizes the impact from unusual matters on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

	26 Weeks Ended
	March 27		March 28
	2011		2010
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	17,471	0.39	30,897	0.69
Adjustments(3):
Curtailment gains	(12,163)		(45,012)
Impairment of goodwill and other assets, including TNI Partners	—		3,290
Other, net	791		1,095
	(11,372)		(40,627)
Income tax effect of adjustments, net, and other unusual tax matters	4,762		20,413
	(6,610)	(0.15)	(20,214)	(0.45)
Income attributable to Lee Enterprises, Incorporated, as adjusted(3)	10,861	0.24	10,683	0.24

DEBT AND FREE CASH FLOW(4)

Debt was reduced $26.2 million in the quarter and $55.8 million year to date. Debt, net of changes in cash, has been reduced $108.9 million in the last 12 months.

Carl Schmidt, vice president, chief financial officer and treasurer, said Lee remains in compliance with financial covenants and expects to continue repaying debt primarily with ongoing cash flow. Liquidity(5) at the end of the quarter totaled $116.7 million, which is an increase of $12.9 million from December 2010 and compares to $96.0 million of debt repayments due in the next four quarters.

Free cash flow totaled $11.3 million for the quarter, a 36.5 percent decrease from $17.8 million a year ago. The timing of income tax payments adversely impacted free cash flow in the current year quarter. Free cash flow in the last 12 months totaled $104.1 million.

ABOUT LEE

Lee Enterprises is the leading provider of local news and information, and a major platform for advertising, in the markets we serve, with 49 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 23 states. Lee's newspapers have circulation of 1.4 million daily and 1.7 million Sunday, reaching nearly four million readers in print alone. Lee's digital sites attracted 25 million unique visitors in March 2011. Lee's markets include St. Louis, Mo.; Lincoln, Neb.; Madison, Wis.; Davenport, Iowa; Billings, Mont.; Bloomington, Ill.; and Tucson, Ariz. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on Lee Enterprises,

Incorporated’s current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond its control, are the Company’s ability to generate cash flows and maintain liquidity sufficient to service its debt, and comply with or obtain amendments or waivers of the financial covenants contained in its credit facilities, if necessary. Other risks and uncertainties include the impact and duration of continuing adverse economic conditions, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates and the availability of credit due to instability in the credit markets, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, competition and other risks detailed from time to time in the Company’s publicly filed documents, including the Company Annual Report on Form 10-K for the year ended September 26, 2010. Any statements that are not statements of historical fact (including statements containing the words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

LEE ENTERPRISES, INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended			26 Weeks Ended
(Thousands of Dollars and Shares, Except Per Share Data)	March 27 2011	March 28 2010	Percent Change	March 27 2011	March 28 2010	Percent Change

Advertising revenue:
Retail	67,512	73,536	(8.2)	159,003	168,315	(5.5)
Classified:
Daily newspapers:
Employment	5,613	5,110	9.9	10,857	9,899	9.7
Automotive	5,735	5,879	(2.5)	11,692	12,284	(4.8)
Real estate	4,394	5,764	(23.8)	9,390	12,135	(22.6)
All other	10,120	10,512	(3.7)	21,209	21,691	(2.2)
Other publications	6,331	6,649	(4.8)	12,732	13,248	(3.9)
Total classified	32,193	33,914	(5.1)	65,880	69,257	(4.9)
Digital	14,288	11,314	26.3	28,963	21,963	31.9
National	6,758	8,734	(22.6)	15,761	19,379	(18.7)
Niche publications	3,302	3,065	7.7	6,214	6,051	2.7
Total advertising revenue	124,053	130,563	(5.0)	275,821	284,965	(3.2)
Circulation	44,821	45,018	(0.4)	90,298	90,133	0.2
Commercial printing	2,891	2,696	7.2	5,943	5,627	5.6
Digital services and other	6,961	7,467	(6.8)	14,331	14,857	(3.5)
Total operating revenue	178,726	185,744	(3.8)	386,393	395,582	(2.3)
Operating expenses:
Compensation	76,529	79,298	(3.5)	154,549	161,433	(4.3)
Newsprint and ink	14,849	13,061	13.7	30,523	25,754	18.5
Other operating expenses	57,476	59,793	(3.9)	117,144	121,270	(3.4)
Workforce adjustments	443	290	52.8	635	687	(7.6)
	149,297	152,442	(2.1)	302,851	309,144	(2.0)
Operating cash flow	29,429	33,302	(11.6)	83,542	86,438	(3.4)
Depreciation	7,293	7,172	1.7	13,816	14,535	(4.9)
Amortization	11,201	11,307	(0.9)	22,484	22,627	(0.6)
Impairment of goodwill and other assets	—	3,290	NM	—	3,290	NM
Curtailment gains	1,991	13,882	(85.7)	12,163	45,012	(73.0)
Equity in earnings of associated companies	1,148	1,277	(10.1)	3,852	3,466	11.1
Operating income	14,074	26,692	(47.3)	63,257	94,464	(33.0)

CONSOLIDATED STATEMENTS OF OPERATIONS, continued

	13 Weeks Ended			26 Weeks Ended
(Thousands of Dollars and Shares, Except Per Share Data)	March 27 2011	March 28 2010	Percent Change	March 27 2011	March 28 2010	Percent Change

Non-operating income (expense):
Financial income	18	146	(87.7)	77	199	(61.3)
Financial expense	(13,140)	(15,643)	(16.0)	(26,578)	(35,448)	(25.0)
Debt financing costs	(1,895)	(1,972)	(3.9)	(3,861)	(3,967)	(2.7)
Other, net	(231)	—	NM	(684)	—	NM
	(15,248)	(17,469)	(12.7)	(31,046)	(39,216)	(20.8)
Income (loss) before income taxes	(1,174)	9,223	NM	32,211	55,248	(41.7)
Income tax expense	275	6,241	(95.6)	14,682	24,309	(39.6)
Net income (loss)	(1,449)	2,982	NM	17,529	30,939	(43.3)
Net (income) loss attributable to non-controlling interests	(23)	9	NM	(58)	(42)	38.1
Income (loss) attributable to Lee Enterprises, Incorporated	(1,472)	2,991	NM	17,471	30,897	(43.5)

Earnings per common share:
Basic	(0.03)	0.07	NM	0.39	0.69	(43.5)
Diluted	(0.03)	0.07	NM	0.39	0.69	(43.5)

Average common shares:
Basic	44,855	44,563		44,766	44,547
Diluted	44,855	44,957		44,768	44,860

FREE CASH FLOW

	13 Weeks Ended		26 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	March 27 2011	March 28 2010	March 27 2011	March 28 2010	March 27 2011

Operating income	14,074	26,692	63,257	94,464	115,985
Depreciation and amortization	18,798	18,782	36,907	37,710	73,532
Impairment of goodwill and other assets	—	3,290	—	3,290	—
Curtailment gains	(1,991)	(13,882)	(12,163)	(45,012)	(12,163)
Stock compensation	253	462	771	1,147	1,601
Cash interest expense	(13,277)	(15,799)	(26,851)	(35,759)	(54,830)
Debt financing costs paid	(22)	—	(115)	—	(668)
Financial income	18	146	77	199	289
Cash income tax benefit (paid)	(5,376)	63	(7,171)	1,334	(12,258)
Non-controlling interests	(23)	9	(58)	(42)	(89)
Capital expenditures	(1,132)	(1,928)	(2,238)	(4,796)	(7,276)
Total	11,322	17,835	52,416	52,535	104,123

SELECTED COMBINED PRINT AND DIGITAL ADVERTISING REVENUE

	13 Weeks Ended			26 Weeks Ended
(Thousands of Dollars)	March 27 2011	March 28 2010	Percent Change	March 27 2011	March 28 2010	Percent Change

Retail	72,918	77,013	(5.3)	169,764	175,125	(3.1)
Classified:
Employment	9,203	8,493	8.4	17,849	16,301	9.5
Automotive	10,326	10,002	3.2	21,142	20,369	3.8
Real estate	5,909	7,717	(23.4)	12,631	16,171	(21.9)
Other	14,588	15,097	(3.4)	30,113	30,844	(2.4)
Total classified	40,026	41,309	(3.1)	81,735	83,685	(2.3)
National	7,807	9,174	(14.9)	18,107	20,103	(9.9)

REVENUE BY REGION

	13 Weeks Ended			26 Weeks Ended
(Thousands of Dollars)	March 27 2011	March 28 2010	Percent Change	March 27 2011	March 28 2010	Percent Change

Midwest	106,274	109,892	(3.3)	232,205	236,268	(1.7)
Mountain West	33,723	34,630	(2.6)	72,767	74,340	(2.1)
West	20,349	22,440	(9.3)	44,149	47,392	(6.8)
East/Other	18,380	18,782	(2.1)	37,272	37,582	(0.8)
Total	178,726	185,744	(3.8)	386,393	395,582	(2.3)

DAILY NEWSPAPER ADVERTISING VOLUME

	13 Weeks Ended			26 Weeks Ended
(Thousands of Inches)	March 27 2011	March 28 2010	Percent Change	March 27 2011	March 28 2010	Percent Change

Retail	2,336	2,380	(1.8)	5,257	5,240	0.3
Classified	2,607	2,555	2.1	5,301	5,263	0.7
National	93	119	(22.3)	209	271	(22.8)
Total	5,036	5,054	(0.3)	10,766	10,774	(0.1)

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	March 27 2011	March 28 2010

Cash	24,897	20,020
Restricted cash and investments	5,101	9,373
Debt (Principal Amount)	1,025,760	1,134,031

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended			26 Weeks Ended
	March 27 2011	March 28 2010	Percent Change	March 27 2011	March 28 2010	Percent Change

Capital expenditures (Thousands of Dollars)	1,132	1,928	(41.3)	2,238	4,796	(53.3)
Newsprint volume (Tonnes)	21,210	22,120	(4.1)	44,011	45,574	(3.4)
Average full-time equivalent employees	5,913	6,149	(3.8)	6,006	6,224	(3.5)

NOTES:

(1)
Operating cash flow, which is defined as operating income before depreciation, amortization, impairment charges, curtailment gains, and equity in earnings of associated companies, and operating cash flow margin (operating cash flow divided by operating revenue) are non-GAAP (Generally Accepted Accounting Principles) financial measures. Reconciliations of operating cash flow to operating income, the most directly comparable GAAP measure, are included in a table accompanying this release.

No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance, or assist in forecasting and analyzing future periods. The company also believes such non-GAAP financial measures are alternative indicators of performance used by investors, lenders, rating agencies and financial analysts to estimate the value of a publishing business and its ability to meet debt service requirements.

(2)
Adjusted net income (loss) and adjusted earnings (loss) per common share, which are defined as income (loss) attributable to Lee Enterprises, Incorporated, and earnings (loss) per common share adjusted to exclude both unusual matters and those of a substantially non-recurring nature, are non-GAAP financial measures. See (1) above. Reconciliations of adjusted net income (loss) and adjusted earnings (loss) per common share to income (loss) attributable to Lee Enterprises, Incorporated, and earnings (loss) per common share are included in tables accompanying this release.

(3)
In 2010 and 2009, adjusted earnings and adjusted earnings per common share included adjustments to remove debt financing costs, due to significant debt financing costs charged to expense in 2009. 2011 and 2010 debt financing costs do not contain any unusual comparative differences. Accordingly, this adjustment has been removed. As a result, 2010 adjusted earnings and adjusted earnings per common share will differ from amounts previously reported.

(4)
Free cash flow, which is defined as operating income, plus depreciation and amortization, impairment charges, stock compensation, financial income and cash income tax benefit, minus curtailment gains, financial expense (exclusive of non-cash amortization and accretion), cash income taxes, capital expenditures and minority interest, is a non-GAAP financial measure. See (1) above. Reconciliations of free cash flow to operating income, the most directly comparable GAAP measure, are included in a table accompanying this release. Changes in working capital are excluded.

(5)	Liquidity is defined as the sum of cash, restricted cash and revolving credit facility availability.

(6)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior period has been adjusted for comparative purposes, and the reclassifications have no impact on earnings.